Exhibit 2.1




                                  EXHIBIT 2.1

                            PLAN OF MERGER CONVERSION

                            PLAN OF MERGER CONVERSION

                                       OF

                    NEODESHA SAVINGS & LOAN ASSOCIATION, FSA

                                      WITH

            FIRST FEDERAL SAVINGS & LOAN ASSOCIATION OF INDEPENDENCE


I. GENERAL

         On February 18, 1998 the Boards of Directors of Neodesha, the Holding Company and First Federal, respectively, adopted and approved a Plan of Conversion whereby Neodesha would convert from a federal mutual savings and loan association to a federal stock savings and loan association pursuant to the Rules and Regulations of the Office of Thrift Supervision (the "OTS"). The Plan includes, as part of the conversion, the concurrent merger of Neodesha with and into First Federal. The Board of Directors of Neodesha has concluded, in consultation with its advisors, that the Merger Conversion is in the best interests of Neodesha, the depositors and borrowers of Neodesha, and the communities served by Neodesha. The Merger Conversion will enhance Neodesha's competitive position and further the interests of the depositors and borrowers of Neodesha and the communities served by Neodesha by promoting a program of sound growth, increasing funds and capital available for lending, and providing additional resources for expansion of services, as well as by providing an enhanced opportunity for attracting and retaining qualified personnel.

         This Plan is subject to the approval of the OTS and the Members of Neodesha. If appropriate or required under applicable law and regulations, the Plan, as an exhibit to the related Agreement among Neodesha, First Federal and the Holding Company, also will be submitted for approval by the stockholders of the Holding Company.

II. DEFINITIONS

         Acting in Concert: The term "acting in concert" shall have the same meaning given it in ss.574.2(c) of the Rules and Regulations of the OTS.

         Actual Purchase Price:  The price per share,  determined as provided in
Section V of the Plan, at which Holding Company Conversion Stock will be sold in the Merger Conversion.

         Affiliate: An "affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Person specified.

         Aggregate Subscription Amount: As to each subscriber in the Subscription Offering and each purchaser in the Direct Community Offering, the total dollar amount submitted (or subject to a valid withdrawal authorization submitted as provided in Section V.G. of the Plan) by such subscriber or purchaser in payment for the total number of shares of Holding Company Conversion Stock covered by the subscription or purchase order submitted by such subscriber or purchaser.

         Agreement: The Agreement and Plan of Merger and Reorganization to which this Plan is an exhibit.

         Associate: The term "associate," when used to indicate a relationship with any Person, means (i) any corporation or organization (other than Neodesha, First Federal, the Holding Company or majority-owned subsidiary of the Holding Company) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of Neodesha,


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First Federal,  the Holding  Company or any  subsidiary of the Holding  Company;
provided, however, that to the extent provided in Section V hereof, any Tax-Qualified Employee Plan of Neodesha, First Federal or the Holding Company shall not be deemed to be an Associate of any director or officer of Neodesha, First Federal or the Holding Company.

         Deposit Account: Any withdrawable or repurchasable account or deposit in Neodesha, including Savings Accounts and demand deposits.

         Direct Community Offering: The offering to the general public of any unsubscribed shares which may be effected as provided in Section V.C.2 hereof.

         Eligibility Record Date: The close of business on December 31, 1996.

         Eligible Account Holder: Any Person holding a Qualifying Deposit in Neodesha on the Eligibility Record Date.

         Exchange Act:  The Securities Exchange Act of 1934, as amended.

         First   Federal:   First  Federal   Savings  &  Loan   Association   of
Independence,   a  federally  chartered  savings  institution  headquartered  in
Independence, Kansas.

         Holding   Company:   First   Independence   Corporation,   a   Delaware
corporation, which, upon completion of the Merger Conversion, shall own all of the outstanding common stock of the Resulting Association.

         Holding Company Conversion Stock: Shares of common stock, par value $.01 per share, to be issued and sold by the Holding Company as a part of the Merger Conversion.

         Market Maker: A dealer (i.e., any Person who engages directly or indirectly as agent, broker or principal in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person) who, with respect to a particular security, (i) regularly publishes bona fide, competitive bid and offer quotations in a recognized inter-dealer quotation system; or (ii) furnishes bona fide competitive bid and offer quotations on request; and (iii) is ready, willing, and able to effect transactions in reasonable quantities at his quoted prices with other brokers or dealers.

         Member: Any Person or entity that qualifies as a member of Neodesha pursuant to its charter and bylaws.

         Merger Conversion: The change of Neodesha's charter and bylaws to a federal stock charter and bylaws, merger of Neodesha with and into First Federal, and sale by the Holding Company of Holding Company Conversion Stock, all as provided for in this Plan and in the Agreement.

         Neodesha: Neodesha Savings & Loan Association, FSA, a federally chartered savings institution headquartered in Neodesha, Kansas.

         Non-Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan of Neodesha, First Federal or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust does not meet the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

         Officer: An executive officer of Neodesha, including the Chairman of the Board, President, Senior Vice Presidents in charge of principal business functions, Secretary and Treasurer.

         Order Forms: Forms to be used to exercise Subscription Rights in the Subscription Offering and to submit purchase orders in the Direct Community Offering.

         Other Members: Members of Neodesha, other than Eligible Account Holders, Tax-Qualified Employee Plans or Supplemental Eligible Account Holders, as of the Voting Record Date.


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         OTS: Office of Thrift Supervision, Department of the Treasury.

         Person: An individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof.

         Plan: This Plan of Merger Conversion of Neodesha, including any amendment approved as provided in this Plan.

         Public Offering: The offering for sale by the Underwriters to the general public of any shares of Holding Company Conversion Stock not subscribed for in the Subscription Offering or the Direct Community Offering.

         Public Offering Price: The price per share at which any unsubscribed shares of Holding Company Conversion Stock are initially offered for sale in the Public Offering.

         Qualifying Deposit: The aggregate balance of all Deposit Accounts of an Eligible Account Holder as of the Eligibility Record Date or of a Supplemental Eligible Account Holder as of the Supplemental Eligibility Record Date.

         Resulting Association: First Federal, which shall be the surviving or resulting association in the Merger Conversion.

         SAIF:  Savings Association Insurance Fund.

         Savings Account: Any withdrawable account in Neodesha, except a demand deposit.

         SEC:  Securities and Exchange Commission.

         Special Meeting: The Special Meeting of Members of Neodesha called for the purpose of considering and voting upon the Plan.

         Subscription Offering: The offering of shares of Holding Company Conversion Stock for subscription and purchase pursuant to Section V.B. of the Plan.

         Subscription Rights: Non-transferable, non-negotiable, personal rights of Eligible Account Holders, Tax- Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members, and of Neodesha's directors, Officers and employees, to subscribe for shares of Holding Company Conversion Stock in the Subscription Offering.

         Supplemental Eligibility Record Date: The last day of the calendar quarter preceding approval of the Plan by the OTS.

         Supplemental Eligible Account Holder: Any person holding a Qualifying Deposit in Neodesha (other than an officer or director and their associates) on the Supplemental Eligibility Record Date.

         Tax-Qualified Employee Plan: Any defined benefit plan or defined contribution plan of Neodesha, First Federal or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, which with its related trust meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code.

         Underwriters: The investment banking firm or firms agreeing to purchase Holding Company Conversion Stock in order to offer and sell such Holding Company Conversion Stock in the Public Offering.

         Voting Record Date: The date set by the Board of Directors of Neodesha in accordance with federal regulations for determining Members eligible to vote at the Special Meeting.


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III. STEPS PRIOR TO SUBMISSION OF PLAN OF MERGER CONVERSION TO THE MEMBERS FOR
     APPROVAL

         Prior to submission of the Plan of Merger Conversion to its Members for approval, Neodesha must under current law receive from the OTS approval of the Application for Approval of Conversion to convert to the stock form of organization by merger with First Federal. The following steps must be taken prior to such regulatory approval:

          A. The Board of Directors shall adopt the Plan by not less than a two-thirds vote.

          B. Neodesha shall notify its Members of the adoption of the Plan by publishing a statement in a newspaper having a general circulation in each community in which Neodesha maintains an office.

          C. Copies of the Plan adopted by the Board of Directors shall be made available for inspection at each office of Neodesha.

          D. Neodesha and First Federal will promptly cause an Application for Approval of Conversion on Form AC to be prepared and filed with the OTS, an Application on Form H-(e)3 (including related applications) to be prepared and filed with the OTS, and a Registration Statement pursuant to the Securities Act of 1933 to be prepared and filed with the SEC.

          E. At the time and in the manner prescribed by regulations of the OTS, Neodesha, First Federal and the Holding Company, as applicable, shall post in their offices and publish in newspapers of general circulation notices of the filing of the applications made by them.

IV. MERGER CONVERSION PROCEDURE

         Following approval of the Merger Conversion application by the OTS, the Agreement and the Plan will be submitted by Neodesha to a vote of its Members at the Special Meeting. If appropriate or required, the Agreement will also be submitted to the stockholders of the Holding Company for approval at an annual or special meeting of the Holding Company.

         The Holding Company Conversion Stock will be offered for sale in the Subscription Offering to Tax- Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members and to Eligible Account Holders, directors, officers and employees. The Subscription Offering will commence prior to or within 45 days after the date of the Special Meeting. The Holding Company may, either concurrently with, at any time during, or promptly after the Subscription Offering, also offer the Holding Company Conversion Stock to and receive purchase orders from other Persons in a Direct Community Offering; provided that Eligible Account Holders, Tax- Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and Neodesha's directors, Officers and employees shall have the priority rights to subscribe for Holding Company Conversion Stock set forth in Section V of this Plan. The Holding Company and Neodesha may delay commencing the Subscription Offering beyond such 45 day period in the event there exists unforeseen material adverse market or financial conditions. If the Subscription Offering commences prior to the Special Meeting, subscriptions will be accepted subject to the approval of the Plan at the Special Meeting.

         The period for the Subscription Offering and the Direct Community Offering will be not less than 20 days nor more than 45 days, unless extended by Neodesha and the Holding Company. Upon completion of the Subscription Offering and the Direct Community Offering, if any, any unsubscribed shares of Holding Company Conversion Stock will, if feasible, be sold to the Underwriters for resale to the general public in the Public Offering. If for any reason the Public Offering of all shares not sold in the Subscription Offering and the Direct Community Offering cannot be effected, the Holding Company and Neodesha will use their best efforts to obtain other purchasers, subject to OTS approval. Completion of the sale of all shares of Holding Company Conversion Stock not sold in the Subscription Offering and the Direct Community Offering is required within 45 days after termination of the Subscription Offering, subject to extension of such 45 day period by the Holding Company and Neodesha with the approval of the OTS. The Holding Company and Neodesha may jointly seek one or more

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extensions of such 45 day period if necessary to complete the sale of all shares of Holding Company Conversion Stock. In connection with any such extensions, subscribers and other purchasers will be permitted to increase, decrease or rescind their subscriptions or purchase orders to the extent required by the OTS in approving the extensions. Completion of the sale of all shares of Holding Company Conversion Stock is required within 24 months after the date of the Special Meeting.

V. STOCK OFFERING

     A.   Total Dollar Amount of Shares and Purchase Price of Conversion Stock

         All shares of Holding Company Conversion Stock sold in the Merger Conversion shall be sold at the same price per share. The total dollar amount for which all shares will be sold in the Merger Conversion shall be within the valuation range, established by an independent appraisal of the estimated total pro forma market value of Neodesha, stated in the approval or amended approval of the Plan by the OTS. Such appraisal shall be performed in accordance with OTS guidelines, shall be updated as appropriate under federal regulations and shall be made by an independent investment banking or financial consulting firm which is experienced and expert in the area of thrift institution appraisals and has been selected for such purpose by Neodesha and the Holding Company. The total dollar amount of shares of Holding Company Conversion Stock to be offered in the Merger Conversion shall also be subject to increase in connection with any option granted to Underwriters to cover over-allotments in the Public Offering or oversubscriptions in the Subscription Offering or Direct Community Offering.

         The total dollar amount of shares of Holding Company Conversion Stock to be offered in the Subscription Offering and the Direct Community Offering shall be determined jointly by the Boards of Directors of Neodesha and the Holding Company, prior to the commencement of the Subscription Offering, on the basis of the appraised valuation of Neodesha and subject to adjustment if necessitated by market or financial conditions prior to consummation of the Merger Conversion. Each subscriber in the Subscription Offering and each prospective purchaser in the Direct Community Offering shall submit with his subscription or purchase order an Aggregate Subscription Amount (or a valid account withdrawal authorization, in accordance with Section V.G. of the Plan, for the Aggregate Subscription Amount), which shall be the total dollar amount of the shares of Holding Company Conversion Stock covered by such subscription or purchase order.

         The Actual Purchase Price per share of the Holding Company Conversion Stock will be determined at the time of the final pricing, which will be after completion of the Subscription Offering or, if later, the Direct Community Offering. The Actual Purchase Price will be a price equal to 95% of the average of the last sale price (or average of the closing bid and closed asked quotations if there is no last sale price) on the Nasdaq SmallCap Market System of a share of Common Stock for the ten trading days ending on the date of expiration of the Subscription Offering or the Community Offering, whichever is later, rounded to the nearest cent (with any amount equal to $.005 rounded to the next higher $.01). If all of the Holding Company Conversion Stock is not subscribed for in the Subscription Offering and the Direct Community Offering, a Public Offering may be effected. The Public Offering Price will be a price negotiated among Neodesha, the Holding Company and the Underwriters. The price paid to the Holding Company by the Underwriters for each unsubscribed share will be the Public Offering Price less a negotiated underwriting discount. In such event, the Actual Purchase Price per share for each share of Holding Company Conversion Stock will be the Public Offering Price.

         The number of shares to be sold to each subscriber in the Subscription Offering, and to each purchaser in the Direct Community Offering, shall be determined by dividing the Aggregate Subscription Amount submitted by each subscriber or purchaser by the Actual Purchase Price, with a refund in the amount of any fractional remainder.

     B.   Subscription Rights

         Non-transferable Subscription Rights to purchase shares will be issued without payment therefor to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, Officers and employees of Neodesha as set forth below.


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     1.   Preference Category No. 1: Eligible Account Holders

          Each Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Holding Company Conversion Stock in an amount equal to the greater of $100,000, one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders in Neodesha in each case on the Eligibility Record Date. If sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

          Non-transferable Subscription Rights to purchase Holding Company Conversion Stock received by directors and Officers of Neodesha and their Associates, based on their increased deposits in Neodesha in the one year period preceding the Eligibility Record Date, shall be subordinated to all other subscriptions involving the exercise of non-transferable Subscription Rights of Eligible Account Holders.

     2.   Preference Category No. 2: Tax-Qualified Employee Plans

          Each Tax-Qualified Employee Plan shall be entitled to receive non-transferable Subscription Rights to purchase up to 10% of the shares of Holding Company Conversion Stock, provided that singly or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of the Holding Company Conversion Stock. Subscription Rights received pursuant to this Category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any other provision of this Plan to the contrary, the Tax-Qualified Employee Plans shall have a first priority Subscription Right to the extent that the total number of shares of Holding Company Conversion Stock sold in the Merger Conversion exceeds the maximum of the appraisal range as set forth in the subscription prospectus.

     3.   Preference Category No. 3: Supplemental Eligible Account Holders

          Each Supplemental Eligible Account Holder shall receive non-transferable Subscription Rights to subscribe for shares of Holding Company Conversion Stock in an amount equal to the greater of $100,000, one-tenth of one percent (.10%) of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders in Neodesha in each case on the Supplemental Eligibility Record Date.

          Subscription Rights received pursuant to this category shall be subordinated to all Subscription Rights received by Eligible Account Holders and Tax-Qualified Employee Plans pursuant to Category Nos. 1 and 2 above.

          Any non-transferable Subscription Rights to purchase shares received by an Eligible Account Holder in accordance with Category No. 1 shall reduce to the extent thereof the Subscription Rights to be distributed to such person pursuant to this Category.

          In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying

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     Deposit  bears  to  the  total  Qualifying   Deposits  of  all  subscribing
     Supplemental   Eligible   Account   Holders  whose   subscriptions   remain
     unsatisfied.

     4.   Preference Category No. 4: Other Members

          Each Other Member shall receive non-transferable Subscription Rights to subscribe for shares of Holding Company Conversion Stock remaining after satisfying the subscriptions provided for under Category Nos. 1 through 3 above, subject to the following conditions:

               a. Each Other Member shall be entitled to subscribe for an amount of shares equal to the greater of $100,000 or one-tenth of one percent (.10%) of the total offering of shares of common stock in the Conversion, to the extent that Holding Company Conversion Stock is available.

               b. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Association's mutual charter and bylaws in effect on the date of approval by members of this Plan of Conversion.

     5.   Preference Category No. 5: Directors, Officers and Employees

          Each director, Officer and employee of Neodesha as of the date of the commencement of the Subscription Offering shall be entitled to receive non-transferable Subscription Rights to purchase shares of the Holding Company Conversion Stock to the extent that shares are available after satisfying subscriptions under Category Nos. 1 through 4 above. The shares which may be purchased under this Category are subject to the following conditions:

               a. The total number of shares which may be purchased under this Category may not exceed 25% of the number of shares of Holding Company Conversion Stock.

               b. The maximum amount of shares which may be purchased under this Category by any Person is $100,000 of Holding Company Conversion
          Stock. In the event of an oversubscription for shares under the provisions of this subparagraph, the shares available shall be allocated pro rata among all subscribers in this Category.

     C.   Public Offering or Direct Community Offering

          1. The amount, if any, of Holding Company Conversion Stock not subscribed for in the Subscription Offering may be offered for sale in a Direct Community Offering. This will involve an offering of the unsubscribed amount directly to the general public. The Direct Community Offering, if any, shall be for a period of not less than 20 days nor more than 45 days unless extended by the Holding Company and Neodesha, and shall commence concurrently with, during or promptly after the Subscription Offering. The purchase price per share to the general public in the Direct Community Offering shall be the same as the Public Offering Price. The Holding Company and Neodesha may use an investment banking firm or firms on a best efforts basis to sell Holding Company Conversion Stock in the Subscription Offering and the Direct Community Offering. The Holding Company and Neodesha may pay a commission or other fee to such investment banking firm or firms as to the shares sold by such firm or firms in the Subscription Offering and the Direct Community Offering and may also reimburse such firm or firms for expenses incurred in connection with the sale. The Holding Company Conversion Stock will be offered and sold in the Direct Community Offering, in accordance with OTS regulations, so as to achieve the widest distribution of the Holding Company Conversion Stock.


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          Neodesha  and the  Holding  Company,  in their  sole  discretion,  may reject, in whole or in part, purchase orders received from any Person under this Section V.C.1. Further, Neodesha and the Holding Company may limit total purchase orders under this Section V.C.1. so as to assure that at least a specified amount of Holding Company Conversion Stock remains available for the Public Offering.

          In the event that the dollar amount of Holding Company Conversion Stock for which purchase orders are received under this Section V.C.1. exceeds the dollar amount of available shares, the available shares shall be allocated (to the extent shares remain available) first to cover orders of natural Persons residing in any county in which Neodesha has an office, then to cover the orders of any other Person subscribing for shares in the Direct Community Offering so that each such Person may receive 1,000 shares; and thereafter, by allocating the remaining shares pro rata among such Persons based on the amount of their respective subscriptions.

          2. Any shares of Holding Company Conversion Stock not sold in the Subscription Offering or in the Direct Community Offering, if any, shall then be sold to the Underwriters for resale to the general public at the Public Offering Price in the Public Offering. It is expected that the Public Offering will commence as soon as practicable after termination of the Subscription Offering and the Direct Community Offering, if any. The Public Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided in
     Section IV hereof. The Public Offering Price and the underwriting discount shall be determined as provided in Section V.A. hereof and set forth in an underwriting agreement between the Holding Company, Neodesha and the Underwriters.

          3. If for any reason a Public Offering of unsubscribed shares of Holding Company Conversion Stock cannot be effected and any shares remain unsold after the Subscription Offering and the Direct Community Offering, if any, the Boards of Directors of the Holding Company and Neodesha will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable securities laws, and may provide for purchases by directors and Officers of Neodesha and their Associates and other Persons in excess of the limitations provided in this Section V. If such other purchase arrangements cannot be made, the Plan will terminate.

     D. Additional Limitations Upon Purchases of Shares of Holding Company Conversion Stock

         The following additional limitations shall be imposed on all purchases of Holding Company Conversion Stock in the Merger Conversion:

          1. No Person, by himself or herself, or with an Associate or group of Persons acting in concert, may subscribe for or purchase either (a) an amount of Holding Company Conversion Stock so as to own upon consummation of the Merger Conversion more than 10% of the issued and outstanding common stock of the Holding Company, without having first complied with all legal and regulatory requirements applicable to the acquisition or proposed acquisition of such amount of stock, or (b) more than $100,000 of Holding Company Conversion Stock. For purposes of this paragraph, an Associate of a Person does not include a Tax-Qualified or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax-Qualified or Non-Tax Qualified Employee Plans attributed to a Person shall not be aggregated with shares purchased directly by or otherwise attributable to that Person.

          2. Directors and Officers of Neodesha and their Associates may not purchase in all categories in the Merger Conversion an aggregate of more than 35% of the Holding Company Conversion Stock. For purposes of this paragraph, an Associate of a Person does not include any Tax-Qualified Employee Plan. Moreover, any shares attributable to the Officers and directors of Neodesha and their Associates, but held by one or more
     Tax-Qualified Employee Plans, shall not be included in calculating the number of shares which may be purchased under the limitation in this paragraph.

          3. The minimum dollar amount of Holding Company Conversion Stock that may be purchased by any Person in the Conversion is $250, provided sufficient shares are available.

         Depending upon market and financial conditions, the Boards of Directors of the Holding Company and Neodesha, with the approval of the OTS and without further approval of the Members, may increase any of the above purchase limitations.

         For purposes of this Section V, the directors and officers of the Holding Company, First Federal and Neodesha shall not be deemed to be Associates or a group acting in concert solely as a result of their serving in such capacities.

         Each Person purchasing Holding Company Conversion Stock in the Merger Conversion shall be deemed to confirm that such purchase does not conflict with the above purchase limitations.

     E. Restrictions and Other Characteristics of Holding Company Conversion Stock Being Sold

         1. Transferability. Holding Company Conversion Stock purchased by Persons other than directors and Officers of Neodesha will be transferable without restriction. Shares purchased by directors or Officers of Neodesha shall not be sold or otherwise disposed of for value for a period of one year from the date of Conversion, except for any disposition of such shares (i) following the death of the original purchaser, or (ii) resulting from an exchange of securities in a merger or acquisition approved by the applicable regulatory authorities.

         The certificates representing shares of Holding Company Conversion Stock issued to directors and Officers of Neodesha shall bear a legend giving appropriate notice of the one-year holding period restriction. Appropriate instructions shall be given to the transfer agent for such stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares of common stock of the Holding Company subsequently issued as a stock dividend, stock split, or otherwise, with respect to any such restricted stock, shall be subject to the same holding period restrictions for Neodesha directors and Officers as may be then applicable to such restricted stock.

         No director or Officer of Neodesha, or Associate of such a director or Officer, shall purchase any outstanding shares of capital stock of the Holding Company for a period of three years following the Merger Conversion without the prior written approval of the OTS, except through a broker or dealer registered with the SEC or in a "negotiated transaction" involving more than one percent of the then-outstanding shares of common stock of the Holding Company. As used herein, the term "negotiated transaction" means a transaction in which the securities are offered and the terms and arrangements relating to any sale are arrived at through direct communications between the seller or any Person acting on its behalf and the purchaser or his investment representative. The term "investment representative" shall mean a professional investment advisor acting as agent for the purchaser and independent of the seller and not acting on behalf of the seller in connection with the transaction.

         2. Voting Rights. Upon completion of the Merger Conversion, holders of deposit accounts will not have voting rights in the Resulting Association or the Holding Company. Exclusive voting rights as to the Resulting Association will be vested in the Holding Company, as the sole stockholder of the Resulting Association. Voting rights as to the Holding Company will be held exclusively by its stockholders.

     F.   Exercise of Subscription Rights; Order Forms

         1. If the Subscription Offering occurs concurrently with the solicitation of proxies for the Special Meeting, the subscription prospectus and Order Form may be sent to each Eligible Account Holder, Tax-Qualified Employee Plan, Supplemental Eligible Account Holder, Other Member, and director, Officer and employee of Neodesha, at their last known address as shown on the records of Neodesha. However, Neodesha may, and if the Subscription Offering commences after the Special Meeting Neodesha shall, furnish a subscription prospectus and Order Form only to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members, and directors, Officers and employees of Neodesha, who have returned to Neodesha by a specified date prior to the commencement of the Subscription Offering a post card or other written communication requesting a subscription prospectus and Order Form. In such event, Neodesha shall provide a postage-paid post card for this purpose and make appropriate disclosure in its proxy statement for the solicitation of proxies to be voted at the Special Meeting and/or letter sent in lieu of the proxy statement to those Eligible Account Holders, Tax- Qualified Employee Plans and Supplemental Eligible Account Holders who are not Members on the Voting Record Date.

         2. Each Order Form will be preceded or accompanied by a subscription prospectus describing the Holding Company and the Resulting Association and the shares of Holding Company Conversion Stock being offered for subscription and containing all other information required by the OTS or the SEC or otherwise necessary to enable Persons to make informed investment decisions regarding the purchase of Holding Company Conversion Stock.

         3. The Order Forms (or accompanying instructions) used for the Subscription Offering will contain, among other things, the following:

          (i) A clear and intelligible explanation of the Subscription Rights granted under the Plan to Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members, and to the directors, Officers and employees of Neodesha;

          (ii) A specified expiration date by which Order Forms must be returned to and actually received by Neodesha, the Holding Company or their representative for purposes of exercising Subscription Rights, which date will be not less than 20 days after the Order Forms are initially mailed to potential subscribers;

          (iii) A statement of the minimum and maximum dollar amounts of Holding Company Conversion Stock that may be subscribed for under the Plan;

          (iv) A specifically designated blank space for indicating the dollar amount of shares being subscribed for and a statement of the arrangements for refunding any amount in lieu of fractional shares;

          (v) A set of detailed instructions as to how to complete the Order Form, including a statement as to the available alternative methods of payment for the shares being subscribed for;

          (vi) Specifically designated blank spaces for dating and signing the Order Form;

          (vii)  An  acknowledgement   that  the  subscriber  has  received  the
     subscription prospectus;

          (viii) A statement of the consequences of failing to properly complete and return the Order Form, including a statement that the Subscription Rights will expire on the expiration date specified on the Order Form unless such expiration date is extended by the Holding Company and Neodesha, and that the Subscription Rights may be exercised only by delivering the Order Form, properly completed and executed, to the Holding Company, Neodesha or their representative by the expiration date, together with required payment of the Aggregate Subscription Amount for all Holding Company Conversion Stock subscribed for;

          (ix) A statement that the Subscription Rights are non-transferable and that all shares of Holding Company Conversion Stock subscribed for upon exercise of Subscription Rights must be purchased on behalf of the Person exercising the Subscription Rights for his own account; and

          (x) A statement that, after receipt by the Holding Company, Neodesha or their representative, a subscription may not be modified, withdrawn or cancelled without the consent of the Holding Company or Neodesha.

     G.   Method of Payment

         Payment for all shares of Holding Company Conversion Stock subscribed for must be received in full by the Holding Company or Neodesha, together with properly executed and completed Order Forms. Payment may be made in cash (if presented in Person), by check or money order, or, if the subscriber has a Deposit Account in Neodesha (including a certificate of deposit), the subscriber may authorize Neodesha to charge the subscriber's account.

         If a subscriber authorizes Neodesha to charge his or her account, the funds will continue to earn interest, but may not be used by the subscriber until all Holding Company Conversion Stock has been sold or the Plan of Merger Conversion is terminated, whichever is earlier. Neodesha will allow subscribers to purchase shares by withdrawing funds from certificate accounts without the assessment of early withdrawal penalties with the exception of prepaid interest in the form of promotional gifts. In the case of early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if the remaining balance of the account is less than the applicable minimum balance requirement, in which event the remaining balance will earn interest at the passbook rate. This waiver of the early withdrawal penalty is applicable only to withdrawals made in connection with the purchase of Holding Company Conversion Stock under the Plan of Merger Conversion. Interest will also be paid, at not less than the then-current passbook rate, on all orders paid in cash, by check or money order, from the date payment is received until consummation of the Merger Conversion. Payments made in cash, by check or money order will be placed by Neodesha in an escrow or other account established specifically for this purpose.

         In the event of an unfilled amount of any subscription order, the Holding Company or Neodesha will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization. If for any reason the Merger Conversion is not consummated, purchasers will have refunded to them all payments made and all withdrawal authorizations will be cancelled in the case of subscription payments authorized from accounts at Neodesha.

         If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the Subscription Offering, such plans will not be required to pay for the shares subscribed for at the time they subscribe, but may pay for such shares of Holding Company Conversion Stock subscribed for upon consummation of the Merger Conversion. In the event that, after the completion of the Subscription Offering, the amount of shares to be issued is increased above the maximum of the appraisal range included in the subscription prospectus, the Tax- Qualified and Non-Tax-Qualified Employee Plans shall be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the appraisal range provided that such subscriptions shall continue to be subject to applicable purchase limits and stock allocation procedures.

     H.   Undelivered, Defective or Late Order Forms; Insufficient Payment

         The Boards of Directors of the Holding Company and Neodesha shall have the absolute right, in their sole discretion, to reject any Order Form submitted in either the Subscription Offering or the Direct Community Offering, including but not limited to, any Order Forms which (i) are not delivered or are returned by the United States Postal Service (or the addressee cannot be located); (ii) are not received back by the Holding Company, Neodesha or their representative, or are received after the termination date specified thereon; (iii) are defectively completed or executed; (iv) are not accompanied by the total required payment for the shares of Holding Company Conversion Stock subscribed for (including cases in which the subscribers' Deposit Accounts or certificate accounts are insufficient to cover the authorized withdrawal for the required payment); or (v) are submitted by or on behalf of a Person whose representations the Boards of Directors of the Holding Company or Neodesha believe to be false or who they otherwise believe, either alone or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. In such event, the Subscription Rights, if any, of the Person to whom such rights have been granted will not be honored and will be treated as though such Person failed to return the completed Order Form within the time period specified therein. Neodesha and the Holding Company may, but will not be required to, waive any irregularity relating to any Order Form or require submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as Neodesha and the Holding Company may specify. The interpretation by the Holding Company and Neodesha of the terms and conditions of this Plan and of the proper completion of the Order Form will be final, subject to the authority of the OTS.

     I.   Members in Non-qualified States or in Foreign Countries

         The Holding Company and Neodesha will make reasonable efforts to comply with the securities laws of all states in the United States in which Persons entitled to subscribe for Holding Company Conversion Stock pursuant to the Plan reside. However, no shares will be offered or sold under the Plan of Merger Conversion to any such Person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of Persons otherwise eligible to subscribe for shares under the Plan of Merger Conversion reside or as to which the Holding Company and Neodesha determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Holding Company or Neodesha or any of their officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of Subscription Rights to any such Person.

VI. FEDERAL STOCK CHARTER AND BYLAWS

         As part of the Merger Conversion, the charter and bylaws of First Federal will become the charter and bylaws of the Resulting Association.

VII. CONTRIBUTIONS TO TAX-QUALIFIED EMPLOYEE PLANS

         The Resulting Association and the Holding Company may in their discretion make scheduled contributions to any Tax-Qualified Employee Plans, provided that such contributions do not cause the Resulting Association to fail to meet its regulatory capital requirements.

VIII. STATUS OF DEPOSIT ACCOUNTS AND LOANS SUBSEQUENT TO THE MERGER CONVERSION

         Each Deposit Account holder shall retain, without payment, a withdrawable Deposit Account or Accounts in the Resulting Association, equal in amount to the withdrawable value of such account holder's Deposit Account or Accounts in Neodesha prior to the Merger Conversion. All Deposit Accounts will continue to be insured by the Federal Deposit Insurance Corporation up to the applicable limits of insurance coverage, and shall be subject to the same terms and conditions (except as to voting and liquidation rights) as such Deposit Account in Neodesha at the time of the Merger Conversion. All loans shall retain the same status after the Merger Conversion as these loans had prior to the Merger Conversion (except as to voting rights, if any).

IX. LIQUIDATION ACCOUNT

         For purposes of granting to Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts at the Resulting Association a priority in the event of a complete liquidation of the Resulting Association, the Resulting Association will, at the time of the Merger Conversion, establish a liquidation account in an amount equal to the net worth of Neodesha as shown on its latest statement of financial condition contained in the final prospectus used in connection with the Merger Conversion. The creation and maintenance of the liquidation account will not operate to restrict the use or application of any of the regulatory capital accounts of the Resulting Association; provided, however, that such regulatory capital accounts will not be voluntarily reduced below the required dollar amount of the liquidation account. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to the Deposit Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount balance").

         The initial subaccount balance of a Deposit Account held by an Eligible Account Holder or Supplmental Eligible Account Holder shall be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the Qualifying Deposit in the Deposit Account on the Eligibility Record Date or the Supplemental Eligibility Record Date and the denominator is the total amount of the Qualifying Deposits in Neodesha of all Eligible Account Holders and Supplemental Eligible Account Holders on such record dates. Such initial subaccount balance shall not be increased, and it shall be subject to downward adjustment as provided below.

         If the deposit balance in any Deposit Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing date subsequent to the record date is less than the lesser of (i) the deposit balance in such Deposit Account at the close of business on any other annual closing date subsequent to the Eligibility Record Date or the Supplemental Eligibility Record Date or (ii) the amount of the Qualifying Deposit in such Deposit Account on the Eligibility Record Date or Supplemental Eligiblity Record Date, the subaccount balance shall be reduced in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, the subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Deposit Account. If all funds in such Deposit Account are withdrawn, the related subaccount balance shall be reduced to zero.

         In the event of a complete liquidation of the Resulting Association (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted subaccount balances for Deposit Accounts then held before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Deposit Accounts and other liabilities, or similar transactions with another institution the accounts of which are insured by the Federal Deposit Insurance Corporation, shall be considered to be a complete liquidation. In such transactions, the liquidation account shall be assumed by the surviving institution.

X. AMENDMENT OR TERMINATION OF PLAN

         If necessary or desirable, the Plan may be amended at any time prior to submission of the Plan and proxy materials to the Members of Neodesha by a two-thirds vote of the Boards of Directors of Neodesha, First Federal and the Holding Company. After submission of the Plan and proxy materials to the Members, the Plan may be amended by a two-thirds vote of the Board of Directors of Neodesha, First Federal and the Holding Company only with the concurrence of the OTS. Any amendments to the Plan made after approval by the Members with the concurrence of the OTS shall not necessitate further approval by the Members unless otherwise required.

         The Plan may be terminated by a two-thirds vote of the Boards of Directors of Neodesha, First Federal and the Holding Company at any time prior to the Special Meeting of Members, and at any time following such Special Meeting with the concurrence of the OTS. In their discretion, the Boards of Directors of Neodesha, First Federal and the Holding Company may modify or terminate the Plan upon the order or with the approval of the OTS, and without further approval by Members. The Plan shall terminate if the sale of all shares of Holding Company Conversion Stock is not completed within 24 months of the date of the Special Meeting. A specific resolution approved by a majority of the Boards of Directors of Neodesha, First Federal and the Holding Company is required in order for Neodesha, First Federal and the Holding Company to terminate the Plan prior to the end of such 24 month period.

XI. EXPENSES OF THE MERGER CONVERSION

         Neodesha, First Federal and the Holding Company shall use their best efforts to assure that expenses incurred by them in connection with the Merger Conversion shall be reasonable.

XII. TAX RULING

         Consummation of the Merger Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service or an opinion of tax counsel with respect to federal taxation, and either a ruling of the Kansas taxation authorities or an opinion of tax counsel or accountants with respect to Kansas taxation, to the effect that consummation of the transactions contemplated herein will not be taxable to the Holding Company, First Federal or Neodesha.

XIII. EXTENSION OF CREDIT FOR PURCHASE OF STOCK

         Neither Neodesha nor First Federal shall knowingly loan funds or otherwise extend credit to any Person to purchase in the Merger Conversion shares of Holding Company Conversion Stock.